Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Sera Prognostics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-1911522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2749 East Parleys Way
Suite 200
Salt Lake City, UT 84109
Telephone: (801) 990-0520
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2021 Equity Incentive Plan
2021 Employee Stock Purchase Plan
(Full Title of the Plans)
Zhenya Lindgardt
President and Chief Executive Officer
Sera Prognostics, Inc.
2749 East Parleys Way
Suite 200
Salt Lake City, UT 84109
Telephone: (801) 990-0520
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement registers 1,229,460 additional shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), of Sera Prognostics, Inc. (the “Registrant”) under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) and 307,365 additional shares of Common Stock under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”), representing an increase of 1,229,460 shares of Common Stock reserved for issuance under the 2021 Plan and 307,365 shares of Common Stock reserved for issuance under the ESPP, in each case effective January 1, 2024 by operation of the “evergreen” provision contained in the applicable plan. This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 of the Registrant relating to one or more employee benefit plans is effective (File Nos. 333-258696, 333-263943, and 333-270746). The information contained in the Registrant’s registration statement on Form S-8 (File No. 333-258696), except for “Item 6 Indemnification of Directors and Officers” and “Item 8 Exhibits,” is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.
Our Amended and Restated Certificate of Incorporation, as amended, or the Charter, provides that no director or officer of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or of the officer's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) with respect to a director, under Section 174 of the Delaware General Corporation Law, and with respect to an officer, from any action by or in the right of our company, or (4) for any transaction from which a director or an officer derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our Amended and Restated By-Laws, or the By-Laws, provide that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article VII, Section 2 of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of the board of directors, to certain officers and employees.
In addition, the By-Laws provide that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article VII, Section 5 of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article VII, Section 1 of the By-Laws.
We have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the Charter and By-Laws.
We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8.     Exhibits

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
4.1.1	Amended and Restated Certificate of Incorporation		Form 8-K (Exhibit 3.1)	7/20/2021	001-40606
4.1.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation		Form 8-K (Exhibit 3.1)	6/9/2023	001-40606
4.2	Restated Bylaws		Form 8-K (Exhibit 3.2)	7/20/2021	001-40606
4.3	Specimen Common Stock Certificate		Form S-1/A (Exhibit 4.1)	7/8/2021	333-257038
4.4	Form of Common Stock Purchase Warrant - I		Form S-1 (Exhibit 4.2)	6/11/2021	333-257038
4.5	Form of Common Stock Purchase Warrant - II		Form S-1 (Exhibit 4.3)	6/11/2021	333-257038
4.6	Form of Series E Warrant		Form S-1 (Exhibit 4.4)	6/11/2021	333-257038
4.7	Fourth Amended and Restated Investors’ Rights Agreement, dated as of February 23, 2021		Form S-1 (Exhibit 4.5)	6/11/2021	333-257038
4.8	Description of Securities		Form 10-K (Exhibit 4.6)	3/29/2022	001-40606
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
23.1	Consent of Independent Registered Public Accounting Firm	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X
24.1	Power of Attorney (included on the signature page hereof)	X
99.1+	2021 Equity Incentive Plan		Form S-1/A (Exhibit 10.3)	7/8/2021	333-257038
99.2+	Form of Stock Option Agreement under the Registrant’s 2021 Equity Incentive Plan		Form S-1/A (Exhibit 10.3)	7/8/2021	333-257038
99.3+	Form of Restricted Stock Unit Agreement under the Registrant’s 2021 Equity Incentive Plan		Form 10-K (Exhibit 10.29)	3/20/2024	001-40606
99.4+	2021 Employee Stock Purchase Plan		Form S-1/A (Exhibit 10.4)	7/8/2021	333-257038
107	Filing Fee Table	X
__________________________________
+     Denotes management contract or compensatory plan or arrangement

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in Salt Lake City, Utah, on the 20th day of March, 2024.
SERA PROGNOSTICS, INC.
By:   /s/ Zhenya Lindgardt
Zhenya Lindgardt
President and Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Zhenya Lindgardt and Austin Aerts, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhenya Lindgardt	President and Chief Executive Officer (Principal Executive Officer)	March 20, 2024
Zhenya Lindgardt

/s/ Austin Aerts	Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2024
Austin Aerts

/s/ Kim Kamdar, Ph.D.	Chair of the Board of Directors	March 20, 2024
Kim Kamdar, Ph.D.

/s/ Jane F. Barlow, M.D.	Director	March 20, 2024
Jane F. Barlow, M.D.

/s/ Gregory C. Critchfield, M.D., M.S.	Director	March 20, 2024
Gregory C. Critchfield, M.D., M.S.

/s/ Sandra A.J. Lawrence	Director	March 20, 2024
Sandra A.J. Lawrence

/s/ Mansoor Raza Mirza, M.D.	Director	March 20, 2024
Mansoor Raza Mirza, M.D.

/s/ Joshua Phillips	Director	March 20, 2024
Joshua Phillips

/s/ Ryan Trimble	Director	March 20, 2024
Ryan Trimble

/s/ Marcus Wilson, Pharm.D.	Director	March 20, 2024
Marcus Wilson, Pharm.D.